UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2024

BRANCHOUT FOOD INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41723	87-3980472
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

205 SE Davis Avenue, Bend Oregon	97702
(Address of principal executive offices)	(Zip Code)

(844) 263-6637

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BOF	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2024, BranchOut Food Inc., a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Alexander Capital, L.P. as the representative of the underwriters named therein (the “Representative” and such other underwriters, the “Underwriters”), relating to the issuance and sale by the Company to the Underwriters (the “Public Offering”) of 1,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $0.80 per share, less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Representative was granted an option (the “Over-Allotment Option”), for a period of 45 days, to purchase from the Company up to 262,500 additional shares of Common Stock, at the same price per share, to cover over-allotments, if any.

The material terms of the Offering are described in the final prospectus, dated June 26, 2024 (the “Prospectus”), as filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) on June 28, 2024. The Public Offering was conducted pursuant to a registration statement, as amended, on Form S-1 (File No. 333-280428), initially filed by the Company under the Securities Act with the SEC on June 24, 2024, which was declared effective on June 26, 2024 (the “Registration Statement”).

Pursuant to the Underwriting Agreement, the Company agreed to an 8.0% underwriting discount on the gross proceeds received by the Company for the Shares, in addition to reimbursement of certain expenses, made customary representations, warranties and covenants concerning the Company, and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. In addition, the officers and directors of the Company have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock, the Company’s common stock, or securities convertible into, or exercisable or exchangeable for, shares of Common Stock, during the six-month period following the date of the Prospectus, and the Company agreed that it will not issue or announce the issuance or proposed issuance of any shares of Common Stock or common stock equivalents for a period of six months following the date of the Prospectus, other than certain exempt issuances.

The Offering closed on June 28, 2024. The Company received net proceeds from the Offering of approximately $940,000 after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (excluding any exercise of the Over-Allotment Option or the Representative’s Warrant (as defined below) issued to the Representative or its designees, in connection with the Public Offering).

As described in the Prospectus, the Company intends to use the net proceeds from the Offering (including any additional proceeds that it may receive if the Representative exercises the Over-Allotment Option to purchase additional shares of Common Stock) for working capital and general corporate purposes, including operating expenses and capital expenditures.

On June 28, 2024, pursuant to the Underwriting Agreement, the Company executed and delivered to the Representative a Common Stock Purchase Warrant (the “Representative’s Warrant”) to purchase up to 100,625 shares of Common Stock, which may be exercised beginning on December 23, 2024 (the date that is 180 days following the commencement of sales of Common Stock in connection with the Offering (the “Commencement Date”)) until June 26, 2029. The initial exercise price of the Representative’s Warrant is $0.96 per share, which is equal to 120% of the public offering price for the Shares, and the Representative may not effect the disposition of such warrant for a period of one hundred eighty (180) days following the Commencement Date. In addition, the Representative’s Warrant contains “piggy-back” registration rights with respect to the shares underlying such warrant, and limits the number of shares issuable upon its exercise to 4.99%/9.99% of the outstanding shares of Common Stock, as applicable.

The foregoing descriptions of each of the Underwriting Agreement and the Representative’s Warrant is qualified in their entirety by reference to the full text of each of the Underwriting Agreement and Representative’s Warrant, copies of which are attached as Exhibits 1.1 and 4.1 to this Current Report on Form 8-K, respectively, and incorporated into this Item 1.01 by reference.

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Item 8.01 Other Events.

On June 26, 2024, the Company issued a press release announcing the pricing of the Public Offering and on June 28, 2024, the Company issued a press release announcing the closing of the Public Offering. Copies of these press releases are furnished herewith as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, respectively.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 1.1	Underwriting Agreement, dated June 26, 2024, between the Company and Alexander Capital, L.P., as Representative of the Underwriters
Exhibit 4.1	Representative’s Warrant
Exhibit 99.1	Press Release dated June 26, 2024
Exhibit 99.2	Press Release dated June 28, 2024
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BranchOut Food Inc.

Date: July 1, 2024	By:	/s/ Eric Healy
Eric Healy, Chief Executive Officer

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